Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

AKILI

for

DIAGNOSING AND TRAINING INTERFERENCE ABILITIES

UC Case No. SF2011-039

29. WAIVER	40
30. FORCE MAJEURE	40
31. GOVERNING LAWS; VENUE; ATTORNEYS’ FEES	41
32. GOVERNMENT APPROVAL OR REGISTRATION	41
33. COMPLIANCE WITH LAWS	41
34. CONFIDENTIALITY	42
35. MISCELLANEOUS	44

EXCLUSIVE LICENSE AGREEMENT

for

DIAGNOSING AND TRAINING INTERFERENCE ABILITIES

This license agreement (“Agreement”) is made effective this 18 day of October 2013 (“Effective Date”), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its University of California, San Francisco Office of Innovation, Technology & Alliances, 3333 California Street, Suite S-11, San Francisco, CA, 94143 (“UCSF”), and Akili Interactive Labs, Inc., a Delaware corporation, having a principal place of business at 500 Boylston Street, Suite 1600, Boston, Massachusetts 02116 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as “A method and system for diagnosing and training interference abilities” (collectively “Invention”), were made in the course of research at the University of California, San Francisco, by Dr. Adam Gazzaley, were disclosed in UC Case No. SF2011-039, and are claimed in Patent Rights, Copyright Rights, and Property Rights as defined below.

B. The development of the Invention was sponsored in part by the Department of Health and Human Services and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world.

G. The Licensee and The Regents have executed an option agreement (UC Control No. 2012-11-0004) with an effective date of August 3, 2011 and an end date of March 31, 2012 (“Option Agreement”).

H. The Licensee wishes to obtain certain rights from The Regents for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.

I. The Licensee is a “small business firm” as defined in 15 U.S.C. §632.

J. Both parties recognize and agree that Earned Fees and Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

K. The Licensee acknowledges that: (i) consideration for Know-how is due to early access; (ii) some of the technology in Know-how may become public without a decrease in consideration due to The Regents under this Agreement; and (iii) The Regents may make such technology available to others without restriction,.

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The parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) holding, or having the power to direct the voting of, at least fifty percent (50%) of the outstanding voting securities (on an as converted to common stock or common interest basis); or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 “Application Store” means a publicly available marketplace in which end users can purchase software applications for mobile devices and/or phones. For illustrative purposes only, non-limiting examples of Application Stores include: (1) Google Play, (2) Palm/HP App Catalog, (3) Apple App Store, (4) RIM App World, (5) Nokia Ovi Store, and (6) Microsoft Windows Phone Marketplace.

1.3 “Attributed Income” means the total gross proceeds (including, without limitation, any royalties, license fees, or milestone payments), whether consisting of cash or any other forms of consideration and whether any rights other than Patent Rights are granted, which gross proceeds are received by the Licensee, any Affiliate, Service Provider and/or Joint Venture from any Sublicensee in consideration of the grant of a sublicense. In the event that a Sublicensee does not pay Attributed Income owed to Licensee, any Affiliate, Service Provider, and/or Joint Venture, Licensee shall use all remedies available under the law, to obtain such owed and unpaid Attributed Income, and if such efforts are not successful and Licensee has not paid to The Regents the amount due under Section 7 with respect to the unpaid Attributed Income within [***] ([***]) days after the end of the period in which such payment under Section 7 would have been due, Licensee shall immediately terminate the sublicense. Notwithstanding the foregoing, Attributed Income shall not include proceeds attributed in such sublicense or such agreement, arrangement or other relationship to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee at market value; (iii) reimbursements of Patent Prosecution Costs actually incurred by the Licensee; and (iv) reimbursement for the cost of research, development, support, and/or maintenance services to be provided on a going forward basis by Licensee for the applicable Sublicensee under such sublicense or such agreement, arrangement or other relationship at or below commercially reasonable and standard rates. For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Paragraph 1.3 shall be “Attributed Income” irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized by the Licensee or the Sublicensee (but subject to the exceptions in clauses (i) through (iv) of this paragraph). Notwithstanding the foregoing, payments made to Licensee, or any Sublicensee by Distributors for Sales made by or through such Distributors or shall be treated as Net Sales for which Earned Fees and Royalties are owed by Licensee and shall not be treated as Attributed Income received by Licensee or Sublicensee from the Distributor.

1.4 “Beta Version” means a version of a Product that is intentionally made available for no fee to a limited number of End Users for testing or development purposes and not generally commercially made available for license or use.

1.5 “Clinically-Tested” means an IRB approved clinical trial in a specific disease population with patients enrolled in the study for a minimum of [***] ([***]) weeks, the associated costs of which is at least $[***], or a clinical trial which results in approval by the FDA or an equivalent regulatory body.

1.6 “Combination Product” means a combined Product that contains or uses a Licensed Product or Licensed Service and at least one other Product or process (a “Combination Product Component”), where (i) such Combination Product Component is not a Licensed Product or Licensed Service, (ii) if such Combination Product Component were removed from such combined Product, the manufacture, use, Sale or import of the resulting Product in or into a particular country would infringe, but for a license, the same Valid Claim in the country where such manufacture, use, Sale or import occurs as such combined Product and (iii) the market price of such combined Product is higher than the market price for such Licensed Product or Licensed Service as a result of such combined Product containing or using such Combination Product Component.

1.7 “Copyright Rights” means (i) all worldwide rights owned or controlled by The Regents’ rights under 17 U.S.C. § 101 et seq. and other applicable laws, regulations and rules that attach to the Software and (ii) works considered derivative works thereof under 17 U.S.C. § 101 et seq. that are developed by Licensee or any Sublicensee after the Effective Date of this Agreement.

1.8

1.9 “Derivative Work” means any software or other work of authorship that under the copyright laws of the United States is a derivative work of the Software. “Distributor” means any person or entity authorized under a Distributor License Agreement to distribute Licensed Service or copies of Licensed Products in object code form only, or make the functionality of Licensed Products or Licensed Services accessible (including via a software-as-a-service), to End Users pursuant to End User License Agreements, but not to modify or create derivative works of any Licensed Product or Licensed Service (other than pursuant to a release of source code under an Escrow Arrangement and then solely for purposes of providing support and maintenance to End Users).

1.10 “Distributor License Agreement” means a non-exclusive sublicense from Licensee or a Sublicensee, to a Distributor, including but not limited to an Application Store, to distribute Licensed Service or copies of Licensed Products in object code form only, or make the functionality of Licensed Products or Licensed Services accessible (including via a software-as- a-service), to End Users pursuant to End User License Agreements, but not to modify or create derivative works of any Licensed Product or Licensed Service (other than pursuant to a release of source code under an Escrow Arrangement and then solely for purposes of providing support and maintenance to End Users).

1.11 “Earned Fee and Royalty” means Sublicensee Fee (as defined in Paragraph 7.1) and Royalty (as defined in Paragraph 8.1).

1.12 “End User” means a person or entity that has received a Licensed Service, a copy of a Licensed Product, or remote use of a Licensed Product or Licensed Methods (including in a software-as-a-service capacity), for internal use pursuant to an End User License Agreement. For purposes of this definition and the definition of “End User License Agreement”, use of the Licensed Products or Licensed Services by the students or patients, as applicable, of an End User that is an educational institution or health care provider, on computers owned or controlled by such End User (or accessed remotely by such students or patients on servers controlled by the End User or by the Licensee or Sublicensee who granted the End User the applicable End User License Agreement) shall be deemed an “internal use”.

1.13 “End User License Agreement” means a non-exclusive sublicense granted to an End User (whether by Licensee, a Distributor, or other Sublicensee) to use a Licensed Service or one or more copies of Licensed Product for internal use. An End User License Agreement may provide for an Escrow Arrangement and may allow the End User to modify the Product upon an escrow release solely to support and maintain such End User’s use of the Product in accordance with the terms of the End User License Agreement.

1.14 “Escrow Arrangement” means the placing of the source code of a Licensed Product in an escrow with an escrow agent by the Licensee or by a Sublicensee or Distributor (a “Depositor”) to be released to one or more End Users or Distributors who are beneficiaries of the escrow upon the failure of the Depositor to provide a certain level of maintenance and support for the

Licensed Product or due to the dissolution or bankruptcy of the Depositor. An Escrow Arrangement includes the grant of a non-exclusive license to the beneficiaries of the escrow to modify the source code to the Licensed Product upon an escrow release solely for purposes of supporting their licensed use of the Licensed Product.

1.15 “FDA Approved” and “FDA Approval” means the clearance or approval by the United States Food and Drug Administration to market, use and sell a product or service for its intended use, including a denovo 510(k) or 510(k) clearance or pre-market approval.

1.16 “Field of Use” means all uses.

1.17 “IP Rights” means Copyright Rights, Property Rights and Patent Rights.

1.18 “Joint Venture” means any separate entity established pursuant to an agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products or Licensed Services from the Licensee or Sublicensee.

1.19 “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, (i) would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country, or (ii) the subject of, is covered by, or uses the Copyright Rights, or Property Rights.

1.20 “Licensed Product” means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, that is made, used, imported, distributed, performed, displayed, offered for Sale, or Sold by Licensee its Sublicensees, or Affiliates, that (i) in the absence of the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country, (ii) the subject of, is covered by, uses, or is developed or derived from Copyright Rights or Property Rights

1.21 “Licensed Service” means any service provided by Licensee or any Sublicensee to a third party for consideration (whether in cash or any other form), when such service (i) involves the use of a Licensed Product; (ii) involves the practice of a Licensed Method; or (iii) involves the use of Property Rights, Software, or Derivative Works. For clarity, displaying an advertisement for a third party in connection with a Licensed Product is considered to be a Licensed Service.

1.22 “Modifications” means any new materials including but not limited to modules, software, code or programs created by the Licensee or any Sublicensee which would be a Derivative Work or which contain or incorporate the Property Rights or Software.

1.23 “Net Price” means (a) the actual amount Licensee or Sublicensee receives from a Distributor, whether in cash or other consideration, from (i) the Sale of a Licensed Product or Licensed Service, (ii) from any in-app purchase, (iii) from any in-app advertisements, or (iv) any other revenues attributable to Licensed Product or Licensed Service or (b) with respect to Sales by Licensee (not through a Distributor), the gross invoice price charged and the value of any other consideration owed to the Licensee (but not including Attributed Income received from a Sublicensee) for a Licensed Product or Licensed Service, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product or Licensed Service, are included in the gross invoice price charged or other consideration owed, and are identified separately on a bill or invoice:

1.23.1 Allowances actually granted to customers for rejections, returns and prompt payment and volume discounts;

1.23.2 Freight, transport packing and insurance charges associated with transportation;

1.23.3 Taxes, including value added tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding taxes assessed on income derived from Sales and excluding any taxes which Licensee collects but is not ultimately required to pay to a taxing authority.

1.23.4 Rebates and discounts paid or credited pursuant to applicable law.

1.24 “Net Sale” means, except in the instances described below in this Paragraph 1.23, for any Licensed Product or Licensed Service Sold by Licensee or a Distributor, the Net Price for such Sale.

1.24.1 In those instances where Licensed Product or Licensed Service is not Sold, but is otherwise exploited (other than a reasonable number of Licensed Products or Licensed Services provided for demonstration or evaluation purposes intended to result in a Sale), the Net Sales for such Licensed Product or Licensed Service shall be the Net Price of products or services of the same or similar kind and quality, Sold in similar quantities, currently being offered for Sale by the Licensee and/or any Sublicensee. Where such products or services are not currently being offered for Sale by the Licensee, and/or any Sublicensee, the Net Sales

for Licensed Product or Licensed Service otherwise exploited, for the purpose of computing royalties, shall be the average Net Price at which products or services of the same or similar kind and quality, Sold in similar quantities, are then currently being offered for Sale by other manufacturers. Where such products or services are not currently Sold or offered for Sale by the Licensee, and /or any Sublicensee, or others, then the Net Sales shall be the Licensee’s, and/or any Sublicensee’s cost of manufacture of Licensed Product or the cost of conducting the service, determined according to Generally Accepted Accounting Principles (“GAAP”), plus [***] percent ([***]%). For purposes of clarity, Net Sales will not include Attributed Income.

1.24.2 Net Sales to or of Distributors shall be calculated as the total proceeds attributable to the Licensed Product or Licensed Service, including without limitation milestone payments, royalty, and non-royalty income, whether consisting of cash or other forms of consideration, received by Licensee or Sublicensee from any Distributor after the applicable deductions allowed in 1.22.1 through 1.23.6 are applied.

1.24.3 Net Sales of a Combination Product shall be determined, on a country-by-country basis and product-by-product basis, by multiplying the Net Sales of such Combination Product (which shall be determined by applying the provisions set forth above in this definition of Net Sales to such Combination Product as if such Combination Product were the Licensed Product or as applicable, Licensed Service) by: [***]

1.25 “New Developments” means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.

1.26 “New Product” means a new Licensed Product or Licensed Service developed to address a specific disease or condition that is not addressed by a previous Licensed Product or Licensed Service and that is not a Subsequent Version (as defined in Section 7.1.4) of any existing Licensed Product or Licensed Service and that is identified, (via marketing or other method) by the Licensee or Sublicensee, as applicable, as a separate and distinct new product and not as a replacement, update, or upgrade to an existing product.

1.27 “New Securities” means, collectively, equity securities of the Licensee, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.28 “Patent Prosecution Costs” is defined in Paragraph 23.4.

1.29 “Patent Rights” means the Valid Claims of, to the extent owned or controlled by The Regents, represented by or issuing from the following patent applications:

UC Case Number	Application Number	Filing Date
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Patent Rights shall further include the Valid Claims of, to the extent owned or controlled by The Regents, the corresponding foreign patents and patent applications (requested under Paragraph 23 herein) and any reissues, extensions, substitutions, continuations, divisions, and continuation- in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application). This definition of Patent Rights excludes any rights in and to New Developments.

1.30 “Product” means any software, app, training, kit, article of manufacture, composition of matter, material, compound, component or product.

1.31 “Property Rights” means The Regents’ personal proprietary rights in existence as of the Effective Date in (i) any concepts, materials or data related to enhancing cognition by training distraction and or interruption, or suppression deficits, or expectation deficits developed by members of the Gazzaley lab at UCSF which at the time provided to Licensee were confidential and non-publicly-available (“Know-how”); and (ii) the Software. Notwithstanding anything to the contrary in the foregoing, any concept, material, idea or work falling within the definition of Copyright Rights or Patent Rights shall not be considered a Property Right for the purpose of this Agreement, but shall instead be considered a Copyright Right or Patent Right, as applicable.

1.32 “Related Party” means a corporation, firm or other entity with which, or individual with whom, the Licensee, and/or any Sublicensee (or any of its respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or exploitation of the Licensed Products or Licensed Services without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee, or any Sublicensee to such entity or individual for the Licensed Product or Licensed Service, would be higher than the Net Price actually received, or if such agreement, understanding or arrangement results in the Licensee, or any Sublicensee or extending to such entity or individual lower prices for such Licensed Product or Licensed Service than those charged to others without such agreement, understanding or arrangement buying similar products or services in similar quantities.

1.33 “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.34 “Service Income” means Net Sales with respect to Licensed Services. Service Income shall not include Attributed Income and amounts received by the Licensee or any Affiliate, Joint Venture, or Sublicensee to the extent such amounts are reasonably and fairly attributable to Licensed Services performed on an full time equivalent basis at or below commercially reasonable and standard full time equivalent rates.

1.35 “Service Provider” means any person or entity that has entered into a Service Provider License Agreement with Licensee or a Sublicensee.

1.36 “Service Provider License Agreement” means, with respect to Licensee or a Sublicensee, an agreement whereby a Service Provider such as a third party contractor or Affiliate (a) will provide Licensee or Sublicensee, as applicable, with services related to the development, hosting, support, or maintenance of a Licensed Product or Licensed Service solely for Licensee’s or Sublicensee’s benefit or as a subcontractor of Licensee or Sublicensee for purposes of fulfilling Licensee’s or Sublicensee’s obligations to an End Users and (b) needs access to or use of a Licensed Product or Licensed Service for such purpose; provided, however, that Service Provider License Agreements expressly exclude any arrangement under which the Service Provider conducts any Sales or uses a Licensed Product, Licensed Method or Licensed Service for any purpose other than Licensee’s or Sublicensee’s benefit (or to fulfill Licensee’s or Sublicensee’s obligations to End Users acting as Licensee’s or Sublicensee’s subcontractor). For purposes of illustration, the following are examples of Service Provider License Agreements: (a)

a software development agreement between Licensee and a Service Provider who is an independent contractor under which such independent contractor makes modifications to a Licensed Product or Licensed Service as a “work made for hire” for Licensee as such phrase is defined in 17 U.S.C. §101, or (ii) is immediately and irrevocably assigned to Licensee upon its creation (b) a call center agreement under which a Service Provider who is a contractor agrees to provide phone support to End Users with respect to their use of a Licensed Product or Licensed Service, (c) agreements with Service Providers who are third party data centers or cloud providers who store copies of Licensee’s data and software solely for Licensee’s benefit, and (d) with respect to an Escrow Arrangement, an escrow agreement with a Service Provider who is an escrow agent.

1.37 “Software” means the “Neuroracer” software application, or portion thereof, in which The Regents has Copyright Rights which was originally provided to Licensee prior to the Effective Date of this Agreement by members of the Gazzaley Lab at UCSF.

1.38 “Sublicensee” means any person or entity (including any Affiliate, Distributor, End-User, Service Provider or Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed.

1.39 “Sublicense Fee” is defined in Paragraph 7.1.

1.40 “Valid Claim” means a claim of an issued patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has been taken; and (v) with respect to a patent application, has been pending for no more than [***] ([***]) years from application filing date (without considering any provisional application to be the application for determining the filing date for this agreement) and is being diligently prosecuted. For purposes of this definition, claims in a continuation or divisional application shall be deemed to be pending from the date of the first filed non-provisional application in a chain in the respective country.

2. GRANT

2.1 Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government set forth in the Background and in Paragraph 2.3.1, The Regents grants to the Licensee a license under The Regents’ rights in and to the IP Rights to make, use, Sell, offer for Sale and import (and under Copyright Rights, to reproduce, prepare derivative works, distribute, perform, and display) Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and throughout the world except in other countries where The Regents may not lawfully grant such licenses, only in the Field of Use.

2.2 Except as otherwise provided for in this Agreement, the license granted under Patent Rights, and Copyright Rights in Paragraph 2.1 is exclusive. Except as otherwise provided for in this Agreement, the license granted under Property Rights in Paragraph 2.1 is non-exclusive;

2.3 The license granted in Paragraphs 2.1 and 2.2 is subject to the following:

2.3.1 The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents after the Effective Date under 37 CFR. § 401.14(h), and

2.3.2 the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

2.4 The license granted in Paragraphs 2.1 and 2.2 is limited to methods and products that are within the Field of Use. For other methods and products, the Licensee has no license under this Agreement.

2.5 Title in and to the Software and any rights, including any and all intellectual property rights, relating thereto is not transferred to the Licensee under this Agreement. Ownership of software developed by Licensee will be determined in accordance with U.S. copyright law, except that The Regents retains Copyright Rights in any Software contained in such software. Licensee will own any Modifications, except that The Regents retains ownership of the Copyright Rights and Property Rights in the underlying Software (i.e., therefore, a Derivative Work that contains Modifications may only be copied, modified, or distributed pursuant to a valid license under both The Regents’ Copyright Rights and Property Rights in the underlying Software and Licensee’s copyright in the Modifications).

2.6 The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention, the Property Rights, and any technology relating to any of the foregoing not solely owned by the Licensee and to make and use any Products and to practice any process that is the subject of the Copyright Rights, Property Rights or the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes only, including without limitation, any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results. For the avoidance of doubt, to the extent the Invention, Software and any materials made from the Property Rights or Software and any technology relating to any of the foregoing not solely owned by the Licensee are not the subject of the exclusive license under the Patent Rights or Copyright Rights granted to the Licensee hereunder, The Regents shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Invention, Property Rights or Software and any materials made from the Property Rights or Software, technology and any Products or processes that are the subject of any of the foregoing (in each case solely to the extent such manufacture, use, Sale, import, practice, or exploitation would not require a valid license under, or title to, the Patents Rights, Property Rights or Copyright Rights licensed exclusively to Licensee hereunder to avoid infringing such Patent Rights or Copyright Rights or violating the exclusive license to such Property Rights).

2.7 Because the Invention was made under funding provided by the United States Government, Licensed Products, the Invention, and any products embodying the Invention sold in the United States will be substantially manufactured in the United States.

3. SUBLICENSES

3.1 The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to the Licensee hereunder, with no right to further sublicense except as provided below, as long as the Licensee has current exclusive rights thereto under this Agreement (or, with respect to End User License Agreements, Service

Provider License Agreements, and Distributor License Agreements, as long as the Licensee has exclusive or non-exclusive rights under this Agreement). Each Sublicensee must be subject to a written sublicense agreement, which will contain terms that are consistent with and do not conflict with the terms of this Agreement, provided that End User License Agreements may in the form of a click-through or online agreement, including but not limited to in the manner used by Application Stores. In addition, all such sublicense agreements, except for End User License Agreements, Distributor License Agreements, and Service Provider License Agreements, shall include all of the rights of, and will require the performance of all the obligations due to, The Regents (and, if applicable, the United States Government and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee), Article 6 (License Maintenance Fee), Paragraph 8 (Royalty) and Paragraphs 23.4 and 23.8 (reimbursement of Patent Prosecution Costs). For avoidance of doubt, the provisions set forth in Paragraph 26.1 (Indemnification) shall apply to End-User License Agreements, Distributor License Agreements, and Service Provider License Agreements. For the avoidance of doubt, the Licensee shall have no right to permit any Sublicensee and no Sublicensee shall have any right to further sublicense any of the rights granted to the Licensee hereunder, except that (a) each Sublicensee (except Affiliates and Joint Ventures) may sublicense to (i) its affiliates as Affiliate is defined in Paragraph 1.1 with Sublicensee substituted for licensee in the definition, to the extent needed for the development and commercialization of Licensed Products or Licensed Services in accordance with this Agreement and (ii) Service Providers and independent contractors pursuant to a Service Provider License Agreement to the extent necessary for such Service Provider to perform services solely for the benefit of such Sublicensee and (b) Distributors may grant End Users a Sublicense to a Licensed Product or Licensed Service pursuant to an End User License Agreement. Also, for the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under this Agreement unless such Affiliates and Joint Ventures are granted a sublicense. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible, except that Licensee shall not be responsible for an End User’s use of a Licensed Product or Licensed Service in breach of the terms of the applicable End User License Agreement provided Licensee uses all remedies available under the law to enforce the terms of such End User License Agreement.

3.2 Except with respect to End User License Agreements, Distributor License Agreements, and Service Provider License Agreements, the Licensee will notify The Regents of each sublicense granted hereunder and will provide The Regents with a complete copy of each sublicense (along with a summary of the material terms of each such sublicense) and each amendment to such sublicense within [***] ([***]) days of issuance of such sublicense or such amendment. The Licensee will be responsible for paying to The Regents all Sublicense Fees owed due to Sublicensee payments (and the cash equivalent of any consideration due) and activities. The Licensee will require Sublicensees to provide it with all copies of all progress reports and royalty reports that Licensee needs to meet its reporting obligations to The Regents.

3.3 If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Patent Rights in practicing the Licensee’s Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a sublicense under Patent Rights on the terms required under this Agreement.

3.4 Upon any expiration or termination of this Agreement for any reason, all sublicenses, except for End User License Agreements, shall automatically terminate, unless The Regents, at its sole discretion, agrees in writing to an assignment to The Regents of any sublicense. In the event of termination of this Agreement and if The Regents accepts assignment of any sublicense, The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. Moreover, The Regents will have the sole right to modify each such assigned sublicense to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement, including the payment of Earned Fees and Royalties directly to The Regents by the Sublicensee as if it were the Licensee at a rate that is no lower than the rate set forth in Article 8 (Earned Fees and Royalties) in accordance with Article 4 (Payment Terms). For purposes of clarity, End User License Agreements shall survive termination of this Agreement in accordance with their terms, provided however that the Licensee shall remain obligated to enforce such End User License Agreement or cause them to be enforced.

4. PAYMENT TERMS

4.1 Royalties will accrue in each country for the duration set forth in Paragraph 8.3 and will be payable to The Regents quarterly in accordance with Section 4.2 based on the Net Sales which have accrued to Licensee and any Distributers during the applicable quarter. Sublicense Fees with respect to any Attributed Income shall be paid to The Regents quarterly in accordance with Section 4.2 based on the Attributed Income received by Licensee during the applicable quarter. 4.2 The Licensee will pay to The Regents all Earned Fees and Royalties and other consideration payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Fees and Royalties and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

4.2 All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When there are Net Sales for Licensed Products or Licensed Services Sold for monies other than United States dollars, and when the Attributed Income is paid in a currency other than United States dollars, then the Earned Fees and Royalties and other consideration will first be determined in the foreign currency of the country in which such amounts were paid and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the The Wall Street Journal during the last [***] ([***]) days of the reporting period. 4.4 Sublicense Fees on Attributed Income and Royalties on Net Sales of Licensed Products or Licensed Services and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.24 (Net Sales). 4.5 Notwithstanding the provisions of Article 30 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Fees and Royalties or other consideration owed to The Regents by the Licensee with respect to any country where a sublicense is issued or a Licensed Product or Licensed Service is Sold or otherwise exploited, then the Licensee shall convert the amount owed to The Regents into United States dollars and will pay The Regents directly from another source of funds in order to remit the entire amount owed to The Regents.

4.3 In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay Earned Fees and Royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any Earned Fees and Royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of Earned Fees and Royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products or Licensed Services or to the extent that Licensed Products or Licensed Services are based on Copyright Rights or Property Rights.

4.4 In the event that a claim of a patent application in Patent Rights has been pending for more than [***] ([***]) years and as set forth in Paragraph 1.37 is no longer considered a Valid Claim, the obligation to pay Earned Fees and Royalties based on that patent claim will cease as of the date the claim is no longer considered a Valid Claim (“Invalidation Date”). However, if such claim subsequently issues, it will again be considered a Valid Claim and Licensee will be obligated to pay Earned Fees and Royalties and interest based on such claim from the Invalidation Date forward.

4.5 No Earned Fees and Royalties will be collected or paid hereunder to The Regents on Licensed Products or Licensed Services Sold to, or otherwise exploited for, the account of the United States Government as provided for in the license to the United States Government. The Licensee and its Sublicensees will reduce the amount charged for Licensed Products or Licensed Services Sold to, or otherwise exploited by, the United States Government by an amount equal to the Earned Fee and Royalty for such Licensed Products or Licensed Services otherwise due The Regents. Such reduction in Earned Fees and Royalties will be in addition to any other reductions in price required by the United States Government. Notwithstanding the foregoing, Licensee shall not be obligated to require Application Stores to identify United Sates Government Sales and apply a different price to such Sales.

4.6 In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of [***] percent ([***]%) simple interest [***]. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

5. LICENSE ISSUE FEE

The Licensee will pay to The Regents a license issue fee of ten thousand dollars ($10,000) within [***] ([***]) days of the Effective Date. This fee is inclusive of a [***] dollar credit as per the terms of the Option Agreement. This fee is non-refundable, non- cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6. LICENSE MAINTENANCE FEE

The Licensee will also pay to The Regents a license maintenance fee of five thousand dollars ($5,000) beginning on the [***]-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The license maintenance fee is not due on any anniversary of the Effective Date if on that date, the Licensee is Selling or otherwise exploiting Licensed Products or Licensed Services and is paying an Earned Fee and Royalty to The Regents on the Net Sales of such Licensed Product or Licensed Services. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

7. PAYMENTS ON SUBLICENSES

7.1 The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”):

7.1.1 [***] percent ([***]%) of all Attributed Income received from a Sublicensee pursuant to a sublicense agreement entered into with such Sublicensee prior to Licensee’s development of a prototype specific to the Licensed Product to be made, used, Sold or otherwise exploited under the sublicense;

7.1.2 [***] percent ([***]%) of all Attributed Income received from a Sublicensee pursuant to a sublicense agreement entered into with such Sublicensee (a) subsequent to Licensee’s development of a prototype specific to the Licensed Product to be made, used, Sold, or otherwise exploited under the sublicense and (b) prior to Licensee’s development of a prototype specific to the Licensed Product to be made, used, Sold, or otherwise exploited under the sublicense which either (i) has been tested in an IRB approved study (or a study approved by any other regulatory body) of at least [***] ([***]) subjects from a well-defined disease population enrolled in the study, such disease population to be the target population for the Licensed Product made, used, Sold or otherwise exploited under the sublicense, or (ii) if direct to consumer, is a Beta-Version of the specific Licensed Product, to be made, used, Sold or otherwise exploited under the sublicense; and

7.1.3 [***] percent ([***]%) of all Attributed Income received from a Sublicensee pursuant to a sublicense agreement entered into with such Sublicensee subsequent to Licensee’s development of a prototype specific to the Licensed Product to be made, used, Sold or otherwise exploited under the sublicense which prototype either (a) has been tested in an IRB approved study (or a study approved by any other regulatory body) of at least [***] ([***]) subjects from a well-defined disease population enrolled in the study, such disease population to be the target population for the Licensed Product made, used, Sold, or otherwise exploited under the sublicense or (b) if direct to consumer, is a Beta-Version of the specific Licensed Product, to be made, used, Sold or otherwise exploited under the sublicense.

7.1.4 For purposes of clarity, if a prototype specific to a Licensed Product covered by a sublicense is developed prior to entering into such sublicense agreement, then the fact that such sublicense agreement also covers (and that the Sublicensee Sells under such sublicense agreement) subsequent releases, revisions, updates, and enhancements of such Licensed Product that (a) are specific to the same disease or condition that the prototype was originally designed for or (b) are not New Products (collectively, “Subsequent Versions”) that occur after the development of a prototype of the original version of the Licensed Product and after the date the sublicense agreement is entered, shall not result in Licensee paying a higher Sublicense Fee for the Sale of such Subsequent Versions under the sublicense agreement due to such Subsequent Versions having been developed after the entering the sublicense agreement. For example, a Sublicensee may develop Subsequent Versions of a Licensed Product to measure or improve executive function.

7.1.5 Notwithstanding the forgoing, and for the avoidance of doubt, The Regents hereby acknowledge and agree that any sublicense of the game that Licensee is developing as of the Effective Date shall not be subject to the [***] percent ([***]%) Sublicense Fee tier set forth in Section 7.1.1 hereof.

8. ROYALTIES

8.1 The Licensee will also pay to The Regents a Royalty of (i) [***] percent ([***]%) of the Net Sales derived from each non-Clinically-Tested Licensed Product, Licensed Method or Licensed Service by the Licensee or any Distributor and [***] percent ([***]%) of the Net Sales of each Clinically-Tested Licensed Product, Licensed Method or Licensed Service by the Licensee or any Distributor. For purposes of clarity, if a Licensed Product is Clinically-Tested, then Sales of the use of the corresponding Licensed Method and Licensed Services shall be deemed Clinically- Tested too.

8.2 In the event it becomes necessary for Licensee to obtain a license to patent rights owned by an unaffiliated third party (defined as a third party which is not an Affiliate, Joint Venture, or further Sublicensee of Licensee or of such Sublicensee) in order to make, use, copy, modify, or Sell, a particular Licensed Product, Licensed Method or Licensed Service and the royalty due to the unaffiliated third party(ies) exceeds [***] percent ([***]%) of Net Sales of such Licensed Product or Licensed Service in a calendar quarter,, then Licensee, The Regents, and such unaffiliated third party(ies) will evenly bear the amount of such Third Party Royalty(ies) that exceeds [***] percent ([***]%) of Net Sales of such Licensed Product or Licensed Service, provided that the Earned Fee and Royalty due to The Regents under Paragraph 8.1 shall not be reduced to less than [***] percent ([***]%) in the calendar quarter.

8.3 Earned Fees and Royalties on each Licensed Product or Licensed Service under Section 8.1 shall commence in each country as of the date of the first commercial Sale of any Licensed Product or Licensed Service in such country and shall terminate in such country on a country-by-country basis on the later of (i) expiration or abandonment of all issued patents and filed patent applications within the Patent Rights or (ii) on the [***] ([***]) anniversary of the first commercial Sale of each Licensed Product or Licensed Service in such country.

9. MILESTONE PAYMENTS

9.1 With respect to each Licensed Product, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts:

9.1.1 [***] dollars ($[***]) upon the first commercial Sale of the first non-FDA Approved Licensed Product;

9.1.2 [***] dollars ($[***]) upon the first commercial Sale of each additional non-FDA Approved Licensed Product that is a New Product;

9.1.3 [***] dollars ($[***]) upon the first commercial Sale of an FDA Approved Licensed Product;

9.1.4 [***] dollars ($[***]) upon the first commercial Sale of each additional FDA Approved Licensed Product (which is a New Product) in each distinct disease-based market segment;

9.1.5 [***] dollars ($[***]) upon assignment of 1st CPT reimbursement code for a Licensed Product or Licensed Service;

9.1.6 [***] dollars ($[***]) upon issuance of the first patent under the Patent Rights;

9.1.7 [***] dollars ($[***]) upon cumulative Net Sales in excess of [***];

9.1.8 [***] dollars ($[***]) upon cumulative Net Sales in excess of [***];

9.1.9 [***] dollars ($[***]) upon cumulative Net Sales in excess of [***];

9.1.10 [***] dollars ($[***]) upon Net Sales in a calendar year in excess of [***].

9.2 Each milestone payment will be payable when the applicable milestone event has been achieved regardless whether it was Licensee who achieved the milestone or an Affiliate, Joint Venture, or Sublicensee, except as provided in Section 9.3 below. For purposes of Paragraphs 9.1.7 through 9.1.10, Net Sales shall include all amounts received by Licensee from its Sublicensees for Sales made by such Sublicensees, regardless whether such payments would not otherwise be deemed “Net Sales” due to being Attributed Income.

9.3 If a Sublicensee should trigger any of the milestones set forth in Paragraphs 10.1.1—10.1.5, then the milestone payment for such achieved milestone shall equal the difference between (i) the milestone payment specified in Section 9.1 above, minus (ii) the Sublicense Fees paid or due to The Regents based upon Licensee’s receipt of achievement-based milestones from such Sublicensee (i.e. specifically excluding Sublicense Fees based upon an upfront fee or royalties on net sales of such Sublicensee) for the [*] period prior to the date on which the milestone event occurred. If such Sublicense Fees are greater than or equal to the milestone payment, then no payment shall be due to The Regents due to achievement of such milestone (other than payment of the Sublicense Fee in accordance with Section 7).

9.4 All milestone payments are due to The Regents within [***] ([***]) days of the occurrence of the applicable milestone event.

10. INDEXED MILESTONES

10.1 Within [***] ([***]) days of an “Exit”, meaning either:

(i) closing of a public offering of the common stock pursuant to a registration statement filed with the Securities and Exchange Commission; or

(ii) a Change of Control Transaction Licensee, shall make to The Regents a cash payment according to the following scale:

10.1.2 [***] dollars ($[***]) if the Exit results in payments totaling between [***] dollars ($[***] to $[***]) to shareholders;

10.1.3 [***] dollars ($[***]) if the Exit results in payments totaling between [***] dollars ($[***] to $[***]) to shareholders;

10.1.4 [***] dollars ($[***]) if the Exit results in payments totaling between [***] dollars ($[***] to $[***]) to shareholders;

10.1.5 two million, five hundred thousand dollars ($2,500,000) if the Exit results in payments totaling more than [***] dollars $[***]) to shareholders;

10.2 The obligation of the Licensee to make this Indexed Milestone Payment shall be a one-time payment obligation and shall survive termination or expiration of this Agreement As used in this Agreement, a Change of Control Transaction means any consolidation, merger reorganization or other transaction or series of transactions in which the greater that fifty percent (50%) of the voting power of Licensee is transferred to a third party However, a transaction involving a third party will not be considered a Change of Control Transaction if such transaction or series of transactions does not provide liquidity to at least a majority of Licensee’s previous shareholders, either in the form of cash or stock that is freely tradable and listed on a national securities exchange.

11. PREEMPTIVE RIGHTS

11.1 Subject to the terms and conditions of this Subsection 11 and applicable securities laws, if the Licensee proposes to offer or sell any New Securities, the Licensee shall offer such New Securities to The Regents. The Regents shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates.

11.2 The Licensee shall give written notice (the “Offer Notice”) to The Regents, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities. 11.3 By notification to the Licensee within [***] ([***]) days after the Offer Notice is given, The Regents may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion [***] percent ([***]%) of such New Securities. If Licensee does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty days of the execution thereof, the rights provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to The Regents in accordance with this Section.

11.3 The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Licensee’s Certificate of Incorporation); and (ii) shares of Licensee’s Common Stock issued in any initial public offering registered with a governmental entity.

11.4 Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 11.2, the Licensee may elect to give notice to The Regents within [***] ([***]) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. The Regents shall have [***] ([***]) days from the date notice is given to elect to purchase up to [***] percent ([***]%) of such New Securities. The closing of such sale shall occur within [***] ([***]) days of the date notice is given to The Regents.

11.5 The covenants set forth in Section 11 shall terminate and be of no further force or effect (i) immediately before the consummation of any initial public offering of the Licensee’s Common Stock registered with a governmental entity, (ii) when the Licensee first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act of 1934, (iii) upon a Deemed Liquidation Event, as such term is defined in the Licensee’s Certificate of Incorporation or (iv) the termination or expiration of this Agreement, whichever event occurs first.

12. DUE DILIGENCE

12.1 The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and Licensed Services and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

12.2 The Licensee will obtain all necessary governmental approvals in each country where Licensed Products and Licensed Services are manufactured, used, Sold, offered for Sale or imported.

12.3 The Licensee will:

12.3.1 conduct pilot studies with human subjects in at least [***] distinct patient populations by [***];

12.3.2 have Licensed Product Clinically-Tested in at least [***] patient population by [***];

12.3.3 provide The Regents with a [***]-year clinical plan by [***]; and

12.3.4 market or sell a Licensed Product or Licensed Service by [***]; and

12.3.5 market or sell a regulatory-approved Licensed Product or Licensed Service within [***] ([***]) year of a regulatory approval by the FDA or foreign equivalent..

12.4 If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 12.7 below. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

12.5 In addition to the obligations set forth above, the Licensee shall spend an aggregate of not less than [***] dollars ($[***]) for the research and development of Licensed Products prior to the [***] ([***]) year anniversary of the Effective Date.

12.6 If the Licensee fails to comply with the spending requirement set forth in Paragraph 12.5, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

12.7 To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license for lack of diligence required in this Article 10 (Due Diligence), The Regents will give the Licensee written notice of the deficiency. The Licensee thereafter has [***] ([***]) days to cure the deficiency. If The Regents has not received written evidence reasonably satisfactory to The Regents that the deficiency has been cured by the end of the [***] ([***])-day period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide [***] ([***]) days’ notice as set forth in Article 16 (Termination by The Regents) or reduce the exclusive license granted to the Licensee to a nonexclusive license by giving written notice to the Licensee.

13. PROGRESS AND ROYALTY REPORTS

13.1 Beginning on [***], and [***] thereafter, the Licensee will submit to The Regents a written progress report as described in Paragraph 13.2 below covering the Licensee’s (and any Affiliates’, Joint Ventures’, Service Providers’ or Sublicensee’s) activities related to the development and testing of all Licensed Products and Licensed Services and related to the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 10 (Due Diligence). Progress reports are required for each Licensed Product and Licensed Service until the first Sale or other exploitation of that Licensed Product or Licensed Service occurs in the United States and shall be again required if Sales of such Licensed Product or Licensed Service are suspended or discontinued.

13.2 Progress reports submitted under Paragraph 13.1 shall include, but are not limited to, a detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and Licensed Services and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 10 (Due Diligence) above:

13.2.1 summary of work completed as of the submission date of the progress report;

13.2.2 summary of work in progress as of the submission date of the progress report;

13.2.3 current schedule of anticipated events and milestones, including those event and milestones specified in Article 10 (Due Diligence);

13.2.4 market plans for introduction of Licensed Products and Licensed Services including the anticipated and actual market introduction dates of each Licensed Product or Licensed Service;

13.2.5 Joint Ventures’ and Service Providers’ activities relating to the above items, if there are any Joint Ventures or Service Providers;

13.2.6 Sublicensees’ activities relating to the above items, if there are any Sublicensees; and 13.2.7 a summary of resources (dollar value) spent in the reporting period.

13.3 If the Licensee fails to submit a timely progress report to The Regents, then The Regents will be entitled to terminate this Agreement if, following written notice to the Licensee, Licensee fails to cure such breach within [***] ([***]) days. If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement’s expiration, then a final progress report covering the period prior to termination must be submitted within [***] ([***]) days of termination or expiration.

13.4 The Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Affiliates, Joint Ventures, or Sublicensees. The Licensee will notify The Regents of any change of its status or that of any Affiliate, Joint Venture, or Sublicensee within [***] ([***]) days of the change in status.

13.5 The Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service.

13.6 Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee will make quarterly royalty and Sublicensee Fee reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year. Each royalty and Sublicensee Fee report will cover Licensee’s most recently completed calendar quarter and will, at a minimum, show:

13.6.1 the Net Sales of Licensed Products or Licensed Services Sold or otherwise exploited (itemizing the applicable gross proceeds and any deductions therefrom and specifying what portion of the Net Sales is Service Income) and any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) due to the Licensee;

13.6.2 the identity of each Distributor by which Licensed Products or Licensed Services were Sold or otherwise exploited;

13.6.3 the quantity of each type of Licensed Product and/or Licensed Service Sold or otherwise exploited;

13.6.4 the country in which each Licensed Product and Licensed Service was made, used or Sold or otherwise exploited;

13.6.5 the Royalties, in United States dollars, payable with respect to Net Sales;

13.6.6 the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;

13.6.7 the method used to calculate the Earned Fee and Royalty, specifying all deductions taken and the dollar amount of each such deduction;

13.6.8 the exchange rates used, if any;

13.6.9 the amount of the cash and the amount of the cash equivalent of any non-cash consideration including the method used to calculate the non-cash consideration;

13.6.10 for each Licensed Product and each Licensed Service, the specific Patent Rights identified by UC Case Number, exercised by the Licensee or any Affiliate, Joint Venture, or Sublicensee, in the course of making, using, selling, offering for Sale or importing such Licensed Product and/or using, selling or offering for Sale such Licensed Service; and the number and purpose of Licensed Products or Licensed Services provided for demonstration or evaluation purposes intended to result in a Sale

13.6.11 any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.

13.7 If no Sales of Licensed Products and Licensed Services have been made and no Licensed Products and Licensed Services have been otherwise exploited and no Attributed Income is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty and Sublicense Fee report.

14. BOOKS AND RECORDS

14.1 The Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Licensed Service Sold or otherwise provided; all Net Sales (including but not limited to Service Income) and all Attributed Income, and with respect to Earned Fees and Royalties and other amounts payable hereunder; and all sublicenses granted under the terms of this Agreement, Such books and records will be preserved for at least [***] ([***]) years after the date of the payment to which they pertain and will be open to examination by representatives or agents of The Regents during normal business hours to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement, provided that The Regents shall not perform such an examination more than [***] in any [***] month period, and further provided that the representatives or agents performing such an examination shall enter into a confidentiality agreement with Licensee containing reasonable and standard confidentiality terms.

14.2 The Regents shall pay the fees and expenses of such examination. If, however, an error in payments due to The Regents of more than [***] percent ([***]%) of the total payments due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to The Regents within [***] ([***]) days of the examination results.

15. LIFE OF THE AGREEMENT

15.1 Unless otherwise terminated by operation of law, Paragraph 15.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the later of (i) expiration or abandonment of the last of the Patent Rights licensed hereunder or (ii) expiration of the Copyright Rights in all countries.

15.2 This Agreement will automatically terminate without the obligation to provide [***] days’ notice as set forth in Article 16 (Termination By The Regents) upon the Licensee (a) voluntarily filing of a petition for relief under the United States Bankruptcy Code or (b) becoming subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, which is not dismissed within [***] ([***]) days.

15.3 Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article1 Paragraph4.9 Article 5 Article7 Paragraphs8.1 and 8.2 Article10 Article11 Article14 Article15 Article18

Definitions

Late Payments

License Issue Fee

Payments on Sublicenses

Royalties

Indexed Milestone Payment

Preemptive Rights

Books and Records

Life of the Agreement

Dispositionof Licensed Products and Licensed

Serviceson Hand Upon Termination or Expiration

Article19 Article20 Article21	Use of Names and Trademarks . Limited Warranty Limitation of Liability

Paragraphs 23.4 & 23.8 &23.5 Patent Prosecution and Maintenance and Past Patent Costs

Article26 Article27 Article31 Article34	Indemnification Notices Governing Laws; Venue; Attorneys Fees Confidentiality

15.4 The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Fees and Royalties in accordance with Articles 7 (Payments on Sublicenses), 8 (Royalties) and 18 (Disposition of Licensed Products and Licensed Services Upon Termination or Expiration). End User License Agreements shall survive termination of this Agreement in accordance with their terms.

16. TERMINATION BY THE REGENTS

If the Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of such default (“Notice of Default”) to the Licensee. If the Licensee fails to repair such default within [***] ([***]) days after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination (“Notice of Termination”) to the Licensee.

17. TERMINATION BY LICENSEE

The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 23.8) will be effective [***] ([***]) days from the effective date of such notice.

18. DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION

18.1 On termination or expiration of this Agreement, Licensee shall within [***] ([***]) days stop offering Licensed Products and Licensed Services for Sale and remove all Licensed Products and Licensed Services from all Distributors, or other vendors. If this Agreement is expired or terminated by either party, The Regents may require that Licensee destroy all copies of Software and Licensed Products under Licensee’s control at the time of expiration or termination. Licensee shall comply with The Regents’ requirement and provide The Regents with written assurance of the destruction of the Software and Licensed Products within [***] ([***]) days of the effective date of termination or expiration. Notwithstanding the foregoing, Licensee may continue to use a reasonable number of copies of the Licensed Products following termination solely for purposes of fulfilling any ongoing maintenance and support obligations to End Users.

18.2 Subject to Section 8.3 or Article 8, as applicable, if applicable IP Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or the time of any Sale, offer for Sale, or rendering of a Licensed Service, then Earned Fees and Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product or Licensed Service at any later time (subject to Section 8.3 or Article 8, as applicable). Otherwise, no Earned Fees and Royalties shall be paid on the Sales of such product or service. Any fees or other payments owed to The Regents at the time of expiration not based on the Sales of a Licensed Product or Licensed Service will be paid to The Regents at the time such fee or other payment would have been due had this Agreement not expired.

19. USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by Executive Director, Office of Technology Transfer of The Regents, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

20. LIMITED WARRANTY

20.1 To the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement, and as of the Effective Date, The Regents warrants to the Licensee that (a) it has the lawful right to grant this license, (b) all inventors of the Patents Rights have assigned to The Regents their entire right, title and interest in the Patent Rights, and (c) The Regents have not received any written notice of any pending or threatened claim or litigation challenging or questioning the validity of, ownership or rights under, the Patent Rights.

20.2 Except as expressly set forth in this Agreement, this license and the associated Invention, Software, IP Rights, Licensed Products, Licensed Services and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, IP RIGHTS, SOFTWARE, LICENSED PRODUCTS, LICENSED SERVICES OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

20.3 This Agreement does not:

20.3.1 express or imply a warranty or representation as to the validity, enforceability, or scope of any IP Rights; or

20.3.2 express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

20.3.3 obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 25 (Patent Infringement); or

20.3.4 confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than IP Rights, regardless of whether such patents are dominant or subordinate to IP Rights; or

20.3.5 obligate The Regents to furnish any New Developments, know-how, technology or information not provided in Software or IP Rights; or

20.3.6 obligate The Regents to update the technology in Property Rights or Software.

21. LIMITATION OF LIABILITY

THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

22. COPYRIGHT NOTICE

Licensee and any Sublicensee shall include the following Copyright Notice and Disclaimer in any publication, material or media wherein all or a part of the Software is contained. Licensee and any Sublicensee shall also include the Copyright Notice and Disclaimer within the text of Licensee’s or as applicable Sublicensee’s licenses, in the same point size and style as is its own licenses and in a manner required by Uniform Commercial Code Article 2 as adopted by California Law if the applicable Licensed Product or Licensed Service actually contains a copy of all or any portion of the Software.

Copyright Notice and Disclaimer

Certain materials incorporated herein are Copyright ©         , The Regents of the University of California. All Rights Reserved.

23. PATENT PROSECUTION AND MAINTENANCE

23.1 As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 23 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice The Regents will meet and confer with Licensee and make good faith efforts to reach mutual agreement with Licensee concerning choice of counsel. The Regents’ counsel will take instructions only from The Regents. The Regents will provide the Licensee with copies of all relevant documentation so that the Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any. The Licensee agrees to keep this documentation confidential as provided for in Article 34 (Confidentiality).

23.2 The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

23.3 The Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith. Licensee shall be liable for all costs relating to such application.

23.4 The Licensee will bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications included in the Patent Rights (“Patent Prosecution Costs”). Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. The aggregate patent prosecution costs for the Invention as of [***]are $[***].

23.5 Patent Prosecution Costs accrued prior to the [***] ([***]) [***]-month anniversary of the Effective Date of this Agreement (“Past Patent Costs”) are payable according to the following schedule:

23.5.1 [***] dollars ($[***]) payable upon each of the first [***] ([***]) [***]-month anniversaries of the Effective Date of this Agreement;

23.5.2 the remainder of the Past Patent Costs payable upon the [***] ([***]) [***]-month anniversary of the Effective Date.

23.5.3 Licensee’s obligation to pay Past Patent Costs shall survive termination of this Agreement, unless such termination occurs prior to the [***] anniversary of the Effective Date.

23.6 Subsequent to the [***] ([***]) [***] month anniversary of the Effective Date, Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to the Licensee and are due within [***] ([***]) days of rebilling by The Regents.

23.7 The Licensee may request that The Regents obtain patent protection on the Invention in foreign countries, if available and if it so desires. The Licensee will notify The Regents of its decision to obtain or maintain foreign patents not less than [***] ([***]) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm the Licensee’s obligation to pay the Patent Prosecution Costs thereof. The absence of such a notice from the Licensee to The Regents will be considered an election not to obtain or maintain foreign Patent Rights.

23.8 The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the [***] ([***])-[***] period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the [***] ([***])-month period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon [***] ([***])-months’ written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).

23.9 The Regents may file, prosecute or maintain patent applications or patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 23 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement.

24. PATENT MARKING

The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

25. PATENT AND COPYRIGHT INFRINGEMENT

25.1 Notice. In the event either party (in the case of The Regents to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) becomes aware of any possible or actual material infringement of any Patent Rights or Copyright Rights, that party shall promptly notify the other party and provide it with details regarding such Infringement. During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 25.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

25.2 Suit by Licensee. If infringing activity of potential commercial significance by the infringer has not been abated within [***] ([***]) days following the date the Infringement Notice takes effect, then Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents’ prior written consent, such consent subject to the approval of the UC Board of Regents. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of The Regents in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep The Regents reasonably informed of the progress of the action and shall give The Regents a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee’s license to a Valid Claim in the suit terminates, The Regents may elect to take control of the action pursuant to Section 25.3. Should Licensee elect to bring suit against an infringer and The Regents is joined as party plaintiff in any such suit, The Regents shall have the right to approve the counsel selected by Licensee to represent Licensee and The Regents, such approval not to be unreasonably withheld or delayed. The expenses of such suit or suits that Licensee elects to bring, including any expenses of The Regents incurred at the request of Licensee in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold The Regents free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees, incurred by The Regents at the request of Licensee. Licensee shall not compromise or settle such litigation without the prior written consent of The Regents, which consent shall not be unreasonably withheld or delayed, provided that such written consent of The Regents shall only be required if such compromise or settlement materially adversely affects The Regents’ right, title or interest in and to the Patent Rights or Copyright Rights or requires The Regents to admit any liability, pay any money or take any action that would have a material adverse effect on The Regents. Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit Initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willfill infringement: (i) The Regents will receive [***] percent ([***]%) of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive [***] percent ([***]%) of the recovery if The Regents was a party in the litigation whether joined as a party under the provisions of Paragraph 25.2 or otherwise, but The Regents did not incur any litigation costs, and (iii) The Regents will receive [***] percent ([***]%) of the recovery if The Regents incurred any litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive [***] percent ([***]%) of the recovery. For the avoidance of doubt, Licensee shall have the right to extend any or all of its rights under this Article 25 to one or more Sublicensee(s).

25.3 Suit by The Regents. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 25.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [***] ([***]) days after receipt of notice to Licensee by The Regents of the existence of an Infringement, The Regents may elect to do so. The expenses of such suit or suits that The Regents elects to bring, including any expenses of Licensee incurred at the request of The Regents in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by The Regents. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents.

25.4 Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 25 by the other party for Infringement,

25.5 Cooperation. Each party agrees to cooperate fully in any action under this Article 25 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

26. INDEMNIFICATION

26.1 The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention and the development of the Software, and the authors of Software and the inventors of any invention claimed in patents or patent applications under Patent Rights and their employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense (collectively, “Claims”). This indemnification will include, but not be limited to, any product liability. Claims shall be defended at the Licensee’s sole expense by counsel selected by Licensee and reasonably acceptable to The Regents, provided that notwithstanding the foregoing, The Regents may be represented by separate counsel of its choosing at the cost and expense of the Licensee if a conflict of interest exists such that the counsel selected by the Licensee cannot simultaneously represent The Regents. The Licensee shall have sole control over the defense of any such Claim, but neither Licensee nor The Regents shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

26.2 The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance: 26.2.1 Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$[***]
Products/Completed Operations Aggregate	$[***]
Personal and Advertising Injury	$[***]
General Aggregate (commercial form only)	$[***]

If the above insurance is written on a claims-made form, it shall continue for [***] ([***]) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

26.2.1 Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

26.3 The coverage and limits referred to in Paragraph 26.2.1 and 26.2.2 above will not in any way limit the liability of the Licensee under this Article 26 (Indemnification). Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

•

Provide for [***] ([***]) days’ ([***] ([***]) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; the Licensee will promptly notify The Regents of any material modification of the insurance coverage;

•	Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph 24.2.1; and

•

Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

26.4 The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 26 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 26 (Indemnification).

27. NOTICES

27.1 Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

27.1.1 on the date of delivery if delivered in person;

27.1.2 on the date of mailing if mailed by first-class certified mail, postage paid; or

27.1.3 on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	Akili Interactive Labs, Inc. 500 Boylston Street, Suite 1600 Boston, Massachusetts 02116 Attention: W. Eddie Martucci, PhD

With a copy to:	Gregory Ploussios Partner Edwards Wildman Palmer LLP 111 Huntington Avenue Boston, MA 02199

In the case of The Regents:	Office of Innovation, Technology & Alliances University of California San Francisco 3333 California Street, Suite S-l 1 San Francisco, CA 94143 Attention: Director RE: UCSF Case No. SF2011-039

For payments to The Regents:	Office of Technology Transfer Attn.: Accounts Receivable University of California Office of the President 1111 Franklin Street, 5th Floor Oakland, CA 94607-5200 RE: UCSF Case No. SF2011-039

28. ASSIGNABILITY

This Agreement is personal to the Licensee. The Licensee may assign or transfer this Agreement, without The Regents’ prior written consent, only in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (the form of which is attached hereto as Appendix A). Any attempted assignment by Licensee other than in accordance with this Paragraph 28 will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

29. WAIVER

No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

30. FORCE MAJEURE

30.1 Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

30.2 Either party to this Agreement, however, will have the right to terminate this Agreement upon [***] ([***]) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 30.1 for a period of [***] ([***]) year.

31. GOVERNING LAWS; VENUE; ATTORNEYS’ FEES

31.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

31.2 Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

31.3 The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

32. GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

33. COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used. Sold or otherwise exploited.

34. CONFIDENTIALITY

34.1 The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until [***] ([***]) years after the termination or expiration of this Agreement. The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 34 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents who have a need to know such information upon their request. If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 34 (Confidentiality), and will make best efforts to ensure compliance. In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly.

34.2 All written Proprietary Information will be labeled or marked confidential or proprietary, provided that documents or reports containing information on payments and royalties paid under this Agreement or any sublicense agreement and this Agreement and any sublicense agreement need not be so labeled or marked confidential in order to be afforded protection as Proprietary Information hereunder. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within [***] ([***]) days after the oral disclosure.

34.3 Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:

34.3.1 that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

34.3.2 that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

34.3.3 that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party;

34.3.4 that recipient can demonstrate was developed independently without access to such Proprietary Information; and

34.3.5 that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

Upon termination of this Agreement, the Licensee anti The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within [***] ([***]) days following the termination of this Agreement. The Licensee and The Regents will provide each other, within [***] ([***]) days following termination, with written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

35. MISCELLANEOUS

35.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

35.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

35.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

35.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Option Agreement ( UC Control No. 2012-11- 0004) dated August 3 2011—March 31, 2013 is hereby superseded.

35.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

35.6 This Agreement includes the attached Appendix A.

35.7 No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

35.8 In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

In witness whereof, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written. This Agreement may be executed in one or more counterparts. Delivery of an executed counterpart of this Agreement by facsimile or a PDF data file or other scanned executed counterpart by email shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Each duplicate and counterpart of this Agreement shall be equally admissible in evidence, and each shall fully bind each party who has executed it. The parties agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes in respect of this Agreement for which the original signature may have been used. The parties agree that neither party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that its signature, or the signature of the other party, on such counterpart is not an original signature.

AKILI INTERACTIVE LABS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Daphne Zohar	By:	/s/ Karin H. Immergluck
	(Signature)		(Signature)

Name:	Daphne Zohar	Name:	Karin H. Immergluck
(Please Print)

Title:	Acting CEO	Title:	Acting Director
Office of Innovation, Technology & Alliances

Date:	10-18-13	Date:	10-18-2013

APPENDIX A

UC Case No .[***]

CONSENT TO SUBSTITUTION OF PARTY

This substitution of parties (“Agreement”) is effective this ___ day of ______, 20__, among The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Innovation, Technology & Alliances, University of California San Francisco (“UCSF”), 3333 California Street, Suite S-l 1„ San Francisco, California 94143; and Akili Interactive Labs, Inc. (“Akili”), a Delaware corporation, having a principal place of business at 500 Boylston Street, Suite 1600, Boston, MA 02116; and [new licensee name] [(“YYY”)] a____________corporation, having a principal place of business at____________________.

BACKGROUND

A. The Regents and Akili entered into a License Agreement effective __________(UC Control No.___-____-_____), entitled (“License Agreement”), wherein Akili was granted certain rights.

B. Akili desires that [YYY] be substituted as Licensee (defined in the License Agreement) in place of Akili, and The Regents is agreeable to such substitution.

C. [YYY] has read the License Agreement and agrees to abide by its terms and conditions.

The parties agree as follows:

1. [YYY] assumes all liability and obligations under the License Agreement and is bound by all its terms in all respects as if it were the original Licensee of the License Agreement in place of Akili.

2. [YYY] is substituted for Akili, provided that [YYY] assumes all liability and obligations under the License Agreement as if [YYY] were the original party named as Licensee as of the effective date of the License Agreement.

3. The Regents releases Akili from all liability and obligations under the License Agreement arising before or after the effective date of this Agreement.

The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

AKLLI INTERACTIVE LABS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:
(Signature)

Name:		Name:
(Please print)

Title:		Title:
Office of Innovation, Technology & Alliances

Date:		Date:

[YYY] COMPANY

By:
(Signature)

Name:
(Please print)

Title:

Date:

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 1

to the

EXCLUSIVE LICENSE AGREEMENT

Between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

AKILI INTERACTIVE LABS, INC.

This Amendment No. 1 (“Amendment No. 1”) to the Exclusive License Agreement dated October 18, 2013, with UC Agreement Control No. 2014-04-0109 for “Method and System for Diagnosing and Training Interference Abilities” as described in UC Case No 2011-039 (the “Original Agreement”) by and between Akili Interactive Labs, Inc. (“Akili”), a Delaware corporation, having a principal place of business at 125 Broad Street, 4th Floor, Boston, Massachusetts 02110 and The Regents of the University of California (“The Regents”), having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143, is entered into effective as of May 17, 2018 (“Amendment No. 1 Effective Date”).

WHEREAS, Akili and The Regents originally entered into the Original Agreement, a copy of which is attached hereto as Exhibit A;

WHEREAS, Akili and The Regents have concluded that there are some potential complexities regarding the definition of “Combination Product” in the Original Agreement; and

WHEREAS, The Regents and Akili executed a second exclusive license agreement: the ‘BBT License Agreement’ dated May 9, 2018 by and between The Regents and Akili for the “Brain Body Trainer” technology (UC Case No. SF2014-208) (“BBT License Agreement”)

WHERE AS, The Regents and Akili desire to amend certain provisions of the Original Agreement to address the aforementioned complexities.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Capitalized terms used herein but not defined herein shall have the same meanings given to them in the Original Agreement.

Akili and The Regent hereby agree as follows:

1. Paragraph 1.6 of the Original Agreement is hereby deleted and replaced in its entirety as follows, effective as of the Effective Date of the Original Agreement:

“Combination Product” means a combined Product, other than a NR/BBT Product, that contains or uses a Licensed Product or Licensed Service and at least one other Product or process (a “Combination Product Component”), where (i) such Combination Product Component is not a Licensed Product or Licensed Service, (ii) if such Combination Product Component were removed from such combined Product, the manufacture, use, Sale or import of the resulting Product in or into a particular country would infringe, but for a license, the same Valid Claim in the country where such manufacture, use, Sale or import occurs as such combined Product and (iii) the market price of such combined Product is higher than the market price for such Licensed Product or Licensed Service as a result of such combined Product containing or using such Combination Product Component.”

2. The following language shall be deemed inserted as a new Paragraph 1.41 of the Original Agreement, effective as of the Effective Date of the Original Agreement:

“NR Only Product” means a Licensed Product, Licensed Method or Licensed Service as set forth in the definitions set forth in this Agreement that is not also a Licensed Product, Licensed Method or Licensed Service as defined in the BBT License Agreement.”

3. The following language shall be deemed inserted as a new Paragraph 1.42 of the Original Agreement, effective as of the Effective Date of the Original Agreement:

“NR/BBT Product” means a Licensed Product, Licensed Method or Licensed Service as set forth in the definitions set forth in this Agreement that is also a Licensed Product, Licensed Method or Licensed Service as defined in the BBT License Agreement.”

4. The following language shall be deemed inserted as a new Paragraph 1.43 of the Original Agreement, effective as of the Effective Date of the Original Agreement:

“‘BBT License Agreement’ means that certain exclusive license agreement dated May 9, 2018 by and between The Regents and Aki 11 for the “Brain Body Trainer” technology (UC Case No. SF2014-208) (“BBT License Agreement”).”

5. Paragraph 8.1 of the Original Agreement is hereby deleted and replaced in its entirety as follows, effective as of the Effective Date of the Original Agreement:

“The Licensee will also pay to The Regents a Royalty of (i) [***] percent ([***]%) of the Net Sales derived from each non-Clinically-Tested NR Only Product or NR/BBT Product by the Licensee or any Distributor and [***] percent ([***]%) of the Net Sales of each Clinically-Tested NR Only Product or NR/BBT Product by the Licensee or any Distributor.”

6. Reaffirmation of the Original Agreement. Except as expressly amended herein, the provisions of the Original Agreement are hereby confirmed and continue in full force and effect in all other respects as between The Regents and Akili, and their respective legal representatives, permitted successors and permitted assigns.

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7. Miscellaneous. This Amendment No. 1 may be executed in any number of counterparts, each of which, when executed by both parties to this Amendment No. 1 shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument. This Amendment No. 1 shall be governed by and construed under the laws of the State of California applicable to contracts made, accepted, and performed wholly within the State of California, without application of principles of conflicts of law. The headings of the sections in this Amendment No. 1 are for convenience purposes only and do not form part, and shall not be used in construction, of this Amendment No. 1.

[Remainder of Page Intentionally Blank.]

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their truly authorized representatives as of the Amendment No. 1 Effective Date.

AKILI INTERACTIVE LABS, INC.

By:	/s/ W. Edward Martucci
Name: W. Edward Martucci, Ph.D.
Title: CEO

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Sunita Rajdev
Name: Sunita Rajdev
Title: Interim Director

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CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 2

to the

EXCLUSIVE LICENSE AGREEMENT

Between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

AKILI INTERACTIVE LABS, INC.

This Amendment No. 2 (“Amendment No. 2”) to the Exclusive License Agreement dated October 18,2013, with UC Agreement Control No. 2014-04-0109 for “Method and System for Diagnosing and Training Interference Abilities” as described in UC Case No 2011-039, by and between Akili Interactive Labs, Inc. (“Akili”), a Delaware corporation, having a principal place of business at 125 Broad Street, 4th Floor, Boston, Massachusetts 02110, and The Regents of the University of California (“The Regents”), having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143, as amended by that certain Amendment No. 1 to the Exclusive License Agreement dated May 17,2018 (together, the “Original Agreement”), is entered into effective as of February 25, 2019 (“Amendment No. 2 Effective Date”).

WHEREAS, Akili and The Regents originally entered into the Original Agreement, a copy of which is attached hereto as Exhibit A;

WHEREAS, Akili and The Regents wish to amend certain provisions of the Original Agreement relating to (a) to the release of the source code of a Licensed Product from an Escrow Arrangement and the beneficiaries’ use thereof and (b) certain diligence milestones, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Capitalized terms used herein but not defined herein shall have the same meanings given to them in the Original Agreement.

1. The following sentence is hereby added to the end of Paragraph 1.9 of the Original Agreement:

“For the avoidance of doubt, a Distributor includes any Sublicensee that makes the functionality of Licensed Products accessible to End Users through the provision of activation codes, even if such Licensed Products are made available via an Application Store and even if such End Users enter into an End User License Agreement with Licensee (and not such Distributor).”

2. Paragraph 1.10 of the Original Agreement is hereby deleted and replaced in its entirety as follows:

“ “Distributor License Agreement” means a sublicense from Licensee or a Sublicensee to a Distributor, including but not limited to an Application Store, to distribute Licensed Services or copies of Licensed Products in object code form only, or make the functionality of Licensed Products or Licensed Services accessible (including via a software-as-a-service) to End Users pursuant to End User License Agreements, but not to modify or create derivative works of any Licensed Product or Licensed Service (other than pursuant to a release of source code under an Escrow Arrangement and then solely for the purposes of providing support and maintenance to End Users and otherwise supporting such Distributor’s licensed use of the Licensed Product or Licensed Service). For the avoidance of doubt, a Distributor License Agreement includes a sublicense agreement pursuant to which the applicable Distributor makes the functionality of Licensed Products accessible to End Users through the provision of activation codes, even if such Licensed Products are made available via an Application Store and even if such End Users enter into an End User License Agreement with Licensee (and not such Distributor).”

3. The following sentence is hereby added to the end of Paragraph 1.14 of the Original Agreement:

“Such beneficiaries may permit Service Providers, including Affiliates and/or third party vendors of such Service Providers, to access, use and modify such source code for the benefit of the applicable beneficiary, as set forth in Section 3.1.”

4. Paragraph 12.3.4 of the Original Agreement is hereby deleted and replaced in its entirety as follows;

“market or sell a Licensed Product or Licensed Service by [***]”.

5. Reaffirmation of the Original Agreement. Except as expressly amended herein, the provisions of the Original Agreement are hereby confirmed and continue in full force and effect in all other respects as between The Regents and Akili, and their respective legal representatives, permitted successors and permitted assigns.

6. Miscellaneous. This Amendment No. 2 may be executed in any number of counterparts, each of which, when executed by both parties to this Amendment No. 2 shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument. This Amendment No. 2 shall be governed by and construed under the laws of the State of California applicable to contracts made, accepted, and performed wholly within the State of California, without application of principles of conflicts of law. The headings of the sections in this Amendment No. 2 are for convenience purposes only and do not form part, and shall not be used in construction, of this Amendment No. 2.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be executed by their truly authorized representatives as of the Amendment No. 2 Effective Date.

AKILI INTERACTIVE LABS, INC.

By:	/s/ W. Edward Martucci

Name:	W. Edward Martucci, Ph.D.
Title:	CEO

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Sunita Rajdev

Name:	Sunita Rajdev, Ph.D.
Title:	Senior Associate Director
Innovation Ventures
UCSF

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